SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/_/ Definitive Additional Materials
/_/ Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                       MERIDIAN MEDICAL TECHNOLOGIES, INC.
________________________________________________________________________________
                (Name of Registrant as Specified in Its Charter)

                       MERIDIAN MEDICAL TECHNOLOGIES, INC.
________________________________________________________________________________
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

/X/ No fee required.
/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

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   calculated and state how it was determined):

   _____________________________________________________________________________

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   _____________________________________________________________________________

5) Total fee paid:

   _____________________________________________________________________________


/_/ Fee paid previously with preliminary materials.

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)   Amount Previously Paid: _______________________________________________

    2)   Form Schedule or Registration Statement No. ___________________________

    3)   Filing Party: _________________________________________________________

    4)   Date Filed: ___________________________________________________________

                       MERIDIAN MEDICAL TECHNOLOGIES, INC.
                             10240 Old Columbia Road
                            Columbia, Maryland 21046


                                December 9, 1999

Dear Stockholder:

         We are pleased to enclose your Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Stockholders of Meridian Medical Technologies, Inc. (the "Company") to be held on Tuesday, January 11, 2000, at 9:30 a.m., local time, at Linden Hall, 4725 Dorsey Hall Drive, Suite A-206, Ellicot City, Maryland 21042.

         At the Annual Meeting, you will be asked to elect two directors of the Company each to serve a three-year term and to ratify the selection of Ernst & Young LLP as the independent auditors of the Company.

         The Board of Directors hopes that you will be able to attend this stockholders' meeting. We look forward to meeting each of you and discussing with you significant events that have occurred during the Company's last year and its current prospects. If you are unable to be present in person or to be otherwise represented, please execute the enclosed proxy and return it at your earliest convenience in the enclosed envelope. You are urged to read the enclosed Proxy Statement, which contains information relevant to the actions to be taken at the meeting.


                                           Very truly yours,

                                           /s/ James H. Miller
                                           ---------------------------
                                           James H. Miller
                                           Chairman, President and
                                           Chief Executive Officer

                       MERIDIAN MEDICAL TECHNOLOGIES, INC.
                             10240 Old Columbia Road
                            Columbia, Maryland 21046
                                 (410) 309-6830

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of MERIDIAN MEDICAL TECHNOLOGIES, INC.:

         Notice is hereby given that the Annual Meeting of Stockholders of Meridian Medical Technologies, Inc. (the "Company") will be held on Tuesday, January 11, 2000, at 9:30 a.m., local time, at Linden Hall, 4725 Dorsey Hall Drive, Suite A-206, Ellicot City, Maryland 21042, for the following purposes:

         (1) To elect two directors each to a term of three years or until a successor has been elected and qualified;

         (2) To consider and vote upon the ratification of the selection by the Board of Directors of Ernst & Young LLP as independent auditors of the Company for the current fiscal year; and

         (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         Only stockholders of record at the close of business on November 19, 1999 are entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

                                       By Order of the Board of Directors

                                       /s/ Tiffany Roebuck
                                       ------------------------------
                                       Tiffany Roebuck
                                       Assistant Corporate Secretary

Columbia, Maryland
December 9, 1999

                       MERIDIAN MEDICAL TECHNOLOGIES, INC.
                             10240 Old Columbia Road
                            Columbia, Maryland 21046
                                 (410) 309-6830




               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                  ------------

                                  INTRODUCTION

         The Board of Directors of Meridian Medical Technologies, Inc. (the "Company"), the executive offices of which are located at 10240 Old Columbia Road, Columbia, Maryland 21046, hereby solicits your proxy in the form enclosed for use at the Annual Meeting of Stockholders to be held on Tuesday, January 11, 2000, at 9:30 a.m., or any adjournment or adjournments thereof ("Annual Meeting"). The expenses of soliciting your proxy will be borne by the Company. This Proxy Statement and the accompanying form of proxy are first being released for mailing to the stockholders on or about December 9, 1999.

         At the Annual Meeting, stockholders will be asked to elect two directors of the Company, each to serve a three-year term, and to ratify the selection of Ernst & Young LLP as independent auditors of the Company for the current fiscal year.

         We urge you to date, sign and return your proxy in the enclosed envelope promptly to make certain that your shares will be voted at the Annual Meeting.

         The principal executive offices of the Company are located at 10240 Old Columbia Road, Columbia, Maryland 21046, telephone (410) 309-6830.

                               MEETING INFORMATION

Date, Time and Place

         The Annual Meeting will be held on Tuesday, January 11, 2000, at 9:30 a.m., local time, at Linden Hall, 4725 Dorsey Hall Drive, Suite A-206, Ellicot City, Maryland 21042.

Record Date; Voting Rights

         Only stockholders of record at the close of business on November 19, 1999 will be entitled to vote at the Annual Meeting. On November 19, 1999, there were 2,994,930 outstanding shares of Common Stock, each of which is entitled to one vote. The presence in person or by proxy at the Annual Meeting of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business.

         With respect to Proposal 1, the nominees for election as directors who receive the greatest number of votes cast at the Annual Meeting, assuming that a quorum is present, will be elected as directors. A withheld vote will not have any effect on the outcome of the vote for election of the directors.

         With respect to Proposal 2, approval will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. An abstention will have the effect of a vote against the proposal.

         Brokers who hold shares of Common Stock in street name may not have the authority to vote on certain matters for which they have not received instructions from beneficial owners. Such broker non-votes (arising from the lack of instructions from beneficial owners), although present for quorum purposes, will not change the number of votes cast for or against Proposal 2.

Voting and Revocation of Proxies

         If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares of Common Stock represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted "FOR" the nominees proposed by the Board of Directors and "FOR" the ratification of the selection of auditors. The duly appointed proxies may, in their discretion, vote upon such other matters as may properly come before the Annual Meeting.

         Any proxy may be revoked at any time before it is exercised by giving written notice of such revocation or delivering a later dated proxy to the Assistant Corporate Secretary of the Company prior to the meeting, or by the vote of the stockholder in person at the meeting.

Solicitation of Proxies

         The cost of soliciting proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company, through its directors, officers and regular employees, may also solicit proxies personally or by telephone. The Company also will request persons, firms and corporations holding shares of Common Stock in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. The Company has engaged the services of Chase Mellon Shareholder Services for the purpose of assisting in the solicitation of proxies at a cost of $4,900 plus reimbursement of certain expenses.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

General

         The Company's Amended and Restated By-Laws provide that the number of members of the Board of Directors shall be fixed and determined from time to time by resolution of the Board of Directors. The Board of Directors has acted to fix the number of directors at five. Pursuant to the terms of the Company's First Amended and Restated Certificate of Incorporation, the Board of Directors is divided into three classes, as nearly equal in number as reasonably possible, with terms currently expiring at the upcoming annual meeting of stockholders ("Class III"), the annual meeting of stockholders following fiscal 2000 ("Class I") and the annual meeting of stockholders following fiscal 2001 ("Class II"), respectively.

         The Board of Directors has nominated James H. Miller and Robert G. Foster, the incumbent Class III directors, each to serve as a Class III director for a three-year term expiring at the annual meeting following the Company's 2002 fiscal year or until the election and qualification of a successor.

         The proxies solicited hereby, unless directed to the contrary therein, will be voted for the nominees. The nominees have consented to being named in this Proxy Statement and to serve if elected. The Board has no reason to believe that either of the nominees for election as a director will not be a candidate or will be unable to serve, but if either occurs, it is intended that the shares of Common Stock represented by proxies will be voted for such substitute nominee(s) as the Chairman of the Board of Directors, in his sole discretion, may designate.

         The following table sets forth certain information regarding the nominees for election to the Board of Directors, whose terms will expire after fiscal year 2002, and the directors who will continue in office for the remainder of their terms:

                                                 Principal Occupation                             Director
         Name and Age               During the Last 5 Years and other Directorships                 Since
         ------------               -----------------------------------------------                 -----
Class III Directors and
Nominees whose Terms will
expire following fiscal 2002

James H. Miller                   Chairman (since November 1996), President and Chief               1989
     Age 61                                Executive Officer of the Company

Robert G. Foster                   Chairman, President and Chief Executive Officer,                 1996
     Age 61                     Commonwealth BioVentures, Inc. (venture capital firm);
                                            Director, Wyman-Gordon Company


Class I Director whose Term
will Expire following fiscal
2000

E. Andrews Grinstead, III          Chairman, President and Chief Executive Officer,                 1996
     Age 52                        Hybridon, Inc. (biotechnology); Director, Pharmos
                                         Corporation (pharmaceutical company)

Class II Directors whose
Terms will expire following
fiscal 2001

Bruce M. Dresner                  Vice President for Investments, Columbia University               1985
     Age 51

David L. Lougee                 Managing Partner, Mirick, O'Connell, DeMallie & Lougee              1996
     Age 59                            (law firm); Director, Vialog Corporation
                                          (teleconferencing service provider)

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED
HEREIN.

Meetings and Committees of the Board

         During the fiscal year ended July 31, 1999 ("fiscal 1999"), the Board of Directors held nine meetings, four of which were by telephone conference. During their term, all of the then incumbent directors were present for at least 75 percent of the meetings of the Board and the committees of the Board on which they serve.

         The Compensation and Stock Option Committee ("Committee") of the Board of Directors presently consists of Messrs. Foster, Grinstead and Lougee. The Committee is empowered to administer the Company's 1986 Stock Option Plan ("1986 Plan") and 1997 Long-Term Incentive

Plan ("1997 Plan"), which includes the power to grant stock options and stock appreciation rights and to award restricted stock and incentive shares. The Committee also is responsible for the determination of the compensation for the president and chief executive officer. The Committee met once during fiscal 1999.

         The Audit Committee of the Board of Directors has certain duties relating to the year-end audit, the Company's internal accounting controls and the Company's relationship with its independent auditors. Messrs. Dresner and Grinstead are the current members of the Audit Committee. The Audit Committee met once during fiscal 1999.

         In addition, the Board of Directors has an Executive Committee, whose present membership consists of Messrs. Foster and Miller. The Executive Committee met once during fiscal 1999.

         The Board of Directors does not have a nominating committee or committee performing similar functions. The Board of Directors will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Section 2.10(b) of the Company's Amended and Restated By-Laws. The procedure provides that a notice relating to the nomination must be timely given in writing to the secretary of the Company prior to the meeting. To be timely, the notice must be delivered not later than the time permitted for submission of a stockholder proposal as described under "2000 Annual Meeting of Stockholders." Such notice must be accompanied by the nominee's written consent and contain information relating to the business experience and background of the nominee, and information with respect to the nominating stockholder and persons acting in concert with the nominating stockholder.

Compensation of Directors

         Each of the Company's directors other than Mr. Miller received, during fiscal 1999, $1,500 for each meeting of the Board personally attended (other than meetings held by telephone conference as to which no fee is paid). During fiscal 1999, the Company's directors approved a Board Retention Policy. The policy provides that directors of the Company who are not also officers or employees of the Company or a subsidiary will be paid a Board Retention Fee of $10,000 per fiscal year, to be paid in quarterly installments of $2,500 at the beginning of each fiscal quarter and each such director shall also receive automatic grants of non-statutory stock options covering 5,700 shares of Common Stock under the 1997 Plan, to be granted on the date of each annual meeting. Each of the Company's directors other than Mr. Miller received, during fiscal 1999, $10,000 in Board Retention Fees. In addition to the non-statutory stock options to be granted pursuant to the Board Retention Policy, non-employee directors, who have served for at least one year and who will continue to serve as directors immediately following the annual meeting, receive automatic grants of non-statutory stock options covering 1,300 shares of Common Stock under the 1986 Plan (which continues in effect until the earlier of the termination of the 1986 Plan or the unavailability of shares of Common Stock for grants thereunder), to be granted on the date of each annual meeting. Each person who becomes a non-employee director receives a stock option covering 6,000 shares of Common Stock effective as of the date of such director's election. Options so granted have an exercise price equal to the fair market value of the Common Stock on the date of grant, become exercisable in 25 percent cumulative annual installments and generally expire 10 years from the date of grant. If a director is removed from office, all options granted to such director pursuant to the automatic grants will expire immediately upon such removal. During fiscal 1999, Messrs. Dresner, Foster, Grinstead and Lougee were granted options covering 1,300 shares of Common Stock pursuant to the 1986 Plan at an exercise price of $6.31 per share and 5,700 shares of Common Stock pursuant to the 1997 Plan at an exercise price of $7.25 per share.

                           EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth information for the three fiscal years ended July 31, 1999 as to compensation paid for services rendered to the Company by the President and Chief Executive Officer and the two other executive officers of the Company who were employed by the Company as of July 31, 1999 and whose total annual salary and bonus for fiscal 1999 exceeded $100,000 (the "Named Executives"). In fiscal 1999, the Company's Chief Financial Officer, G. Troy Braswell retired and Dennis P. O'Brien was elected as the Company's Chief Financial Officer. In accordance with SEC rules, information with respect to Messrs. Braswell and O'Brien is not required to be included in the following table.

------------------------------------------------------------------------------------------------------------------------
                                                                               LONG-TERM
                                               ANNUAL COMPENSATION        COMPENSATION AWARDS
------------------------------------------------------------------------------------------------------------------------
                                                                               SECURITIES
                                                                               UNDERLYING               ALL OTHER
          NAME AND              FISCAL        SALARY          BONUS           OPTIONS/SARS            COMPENSATION
     PRINCIPAL POSITION          YEAR         ($)(1)           ($)                (#)                    ($)(2)
------------------------------------------------------------------------------------------------------------------------
James H. Miller                  1999        375,000            -                25,000                  29,483
Chairman, President and CEO      1998        325,000            -                50,000                  23,143
                                 1997        325,000            -                40,000                  19,067
------------------------------------------------------------------------------------------------------------------------
Peter A. Garbis(3)               1999        128,654            -                19,600                  5,693
Vice President                   1998        113,983            -                 1,285                  5,824

------------------------------------------------------------------------------------------------------------------------
Gerald L. Wannarka(4)            1999        147,154            -                22,900                  11,454
Sr. Vice President               1998         81,250            -                 7,000                     785

------------------------------------------------------------------------------------------------------------------------

(1) Includes amounts deferred at the election of the Named Executive under the Company's 401(k) Plan.

(2) Includes Company matching contributions under the Company's 401(k) Plan in the following amounts for fiscal 1999: Mr. Miller, $5,760; Mr. Garbis $4,238; and Dr. Wannarka $2,908. The Company provides group accidental death and disability and term life insurance to all its employees who work more than 30 hours per week. The death and disability benefit and life insurance benefit under the Company's plan is up to 200% of the insured person's annual compensation (as defined in the plan), except in the case of certain employees, including the Named Executives, with respect to whom benefits are up to 300% of the insured person's annual income. Premiums paid attributable to such benefits in fiscal 1999 were as follows: Mr. Miller, $23,723; Mr. Garbis $1,455; and Dr. Wannarka, $1,685. Also includes relocation expenses for Dr. Wannarka in the amount of $6,861.

(3)      Mr. Garbis was elected Vice President of the Company as of March 20,
         1998.

(4) Dr. Wannarka was hired as a Vice President as of December 15, 1997 and subsequently promoted to Senior Vice President as of September 30, 1998.

         Stock Options

         The following table sets forth further information regarding grants of options to purchase Common Stock made by the Company during fiscal 1999 to the Named Executives.

---------------------------------------------------------------------------------------------------------------------------
                      Option/SAR Grants In Last Fiscal Year
---------------------------------------------------------------------------------------------------------------------------
                                                                                                 Potential Realizable Value
                                                                                                 at Assumed Annual Rates of
                                                                                                  Stock Price Appreciation
                                                                                                     for Option Term(1)
---------------------------------------------------------------------------------------------------------------------------
                              Number of      Percent of Total
                             Securities        Options/SARs
                             Underlying         Granted to
                            Options/SARs       Employees in      Exercise Price    Expiration
          Name                Granted         Fiscal 1999         per Share          Date           5% ($)        10% ($)
---------------------------------------------------------------------------------------------------------------------------
     James H. Miller           25,000             12.27%              $7.125        10/01/08       $112,022      $283,885
---------------------------------------------------------------------------------------------------------------------------
     Peter A. Garbis           18,000              8.84%              $7.125        10/01/08        $80,656      $204,397
                                1,600               .79%              $7.250        12/02/08         $7,295       $18,487
---------------------------------------------------------------------------------------------------------------------------
   Gerald L. Wannarka          21,000             10.31%              $7.125        10/01/08        $94,098      $238,464
                                1,900               .93%              $7.250        12/02/08         $8,663       $21,954
---------------------------------------------------------------------------------------------------------------------------

(1) Disclosures of the 5% and 10% assumed annual compound rates of stock appreciation are mandated by the rules of the SEC and do not represent the Company's estimate or projection of future Common Stock prices. The actual value realized may be greater or less than the potential realizable value set forth in the table.

         The following table summarizes certain information regarding outstanding options held by the Named Executives as of July 31, 1999. No stock options were exercised by the Named Executives during fiscal 1999.

-------------------------------------------------------------------------------------------------------------------
                                        AGGREGATED OPTION/SAR EXERCISES IN LAST
                                   FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES
-------------------------------------------------------------------------------------------------------------------

                                        Number of Securities                         Value of Unexercised
                               Underlying Unexercised Options/SARS at                    In-the-Money
                                         Fiscal Year End (#)                Options/SARS at Fiscal Year End ($)(1)
-------------------------------------------------------------------------------------------------------------------
             Name                     Exercisable/Unexercisable                   Exercisable/Unexercisable
-------------------------------------------------------------------------------------------------------------------
       James H. Miller                    122,500/62,500(2)                                 $0/$0
-------------------------------------------------------------------------------------------------------------------
       Peter A. Garbis                      3,643/21,243                                    $0/$0
-------------------------------------------------------------------------------------------------------------------
      Gerald L. Wannarka                    1,750/28,150                                    $0/$0
-------------------------------------------------------------------------------------------------------------------

(1) Value is calculated as the difference between the fair market value of a share of Common Stock on July 31, 1999 ($6.75 per share) and the exercise price of the options.

(2) Excludes 135,912 and 12,600 shares underlying exercisable and unexercisable options, respectively, assumed by the Company in connection with the 1996 merger. Such options are exercisable for $.005 per share.

         Employment and Change of Control Agreements

         The Company is party to an employment agreement (the "Employment Agreement"), effective in fiscal 1997, with James H. Miller. Under the Employment Agreement, the Company will employ Mr. Miller as President and Chief Executive Officer. The Employment Agreement has an initial term of three years, and provides for a minimum base salary of $325,000 and customary benefits, subject to annual extensions. The Company may terminate the Employment Agreement upon disability or retirement or for "Cause" (as defined in the Employment Agreement). If the Company terminates the Employment Agreement for any reason other than disability, retirement or Cause, or Mr. Miller terminates the Employment Agreement for "Good Reason," as defined in the Employment Agreement, Mr. Miller will be entitled to receive a lump sum payment equal to 200% of his base salary for the preceding 12 months and continued life, disability, accident and health insurance coverage for up to 24 months. In addition, all stock options previously awarded under the Company's stock option plans would become immediately exercisable and any transfer restrictions on restricted securities would lapse. The Employment Agreement further provides that any benefits or payments pursuant to these provisions will be reduced to the extent that such amounts received (together with any other amounts received that must be included in such determination) would constitute an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended ("Code").

         The Company is party to change of control agreements (the "Change of Control Agreements") with Peter Garbis, Gerald Wannarka and Dennis O'Brien (the "Executives"). These

Change of Control Agreements each have a term of three years, beginning in fiscal 1999. Under these Change of Control Agreements, the Company will continue to pay the Executives their Base Salary (as defined in the Change of Control Agreements) as well as continue life and health insurance coverage for a period of 12 months following the occurrence of both a Change of Control and a Termination Event (as such terms are defined in the Change of Control Agreements). In addition, pursuant to certain of the Executive's stock option agreements, certain stock options awarded under the Company's stock option plans would become immediately exercisable following both a Change of Control and termination of the Executive's employment by the Company for any reason other than Cause or by the Executive for Good Reason (as such terms are defined in the stock option agreements).

         Board Compensation Committee Report on Executive Compensation

         The Board of Directors believes that the Company must provide a total Chief Executive Officer ("CEO") compensation package that will motivate and retain a CEO of outstanding ability who is capable of directing the strategic focus of the Company. The Company's CEO compensation program has three primary components: a base salary, a discretionary cash bonus and a long-term incentive award.

         The Committee considered several factors in determining Mr. Miller's compensation for fiscal 1999. The Committee discussed at length Mr. Miller's job performance during fiscal 1998. It was noted that the Company experienced increases over past fiscal years in sales, operating income, gross margins and earnings before interest, taxes, depreciation and amortization (EBITDA). It also noted that Mr. Miller did not receive a salary increase in fiscal 1997 or fiscal 1998 and had not received a cash bonus since 1996. It further noted that, prior to the meeting, Mr. Miller indicated to the Committee that he would forego a cash bonus for fiscal 1998 in light of the Company's net loss for the year.

         The Committee also reviewed and discussed a memorandum prepared by Mr. Peter Garbis, Vice President, Organizational Development, which included CEO compensation data regarding base salary, cash bonus and stock option compensation of companies similar in size to the Company, provided to the Company by two executive compensation consulting firms. The data surveyed biotechnology companies with 150 to 500 employees, as well as mid-Atlantic region non-durable goods manufacturers with approximately $50 million in revenues. The Committee noted that the compensation data provided by Mr. Garbis indicated that Mr. Miller's total cash compensation was 22% below the market level of CEOs of companies similar in size to the Company.

         Base Salary. After discussion and consideration of Mr. Miller's job performance in fiscal 1998, his request to forego a cash bonus for fiscal 1998 and the memorandum provided by Mr. Garbis, the Committee unanimously determined to increase Mr. Miller's annual salary by approximately 15%, from $325,000 to $375,000, for fiscal 1999.

         Annual Cash Bonus. The Committee believes that an annual cash bonus, determined and paid after the fiscal year to which the bonus relates, generally provides an effective means for rewarding outstanding individual performance by the CEO during the fiscal year. The amount of the annual cash bonus is within the sole discretion of the Committee and takes into account the financial needs of the Company and the Committee's subjective assessment of the CEO's performance. In light of the cash needs of the Company, no such bonus was paid for fiscal 1999.

         Long-Term Incentive Compensation. The Committee believes that stock options provide a useful incentive for future performance and for retaining executives of outstanding ability. Stock option grants also serve to link the interests of the employees and the Company's stockholders because increases in the value of the stock options are directly tied to increases in stockholder value.

         On October 1, 1998, the Committee granted to Mr. Miller an option covering 25,000 shares of Common Stock at an exercise price of $7.125 per share. Under the terms of the grant, the option vests in cumulative annual installments of 25%, commencing one year from the date of grant and expires ten years from the date of grant. See "Executive Compensation--Stock Options."

         The Committee did not calculate the size of Mr. Miller's stock option award with reference to the compensation practices of a peer group or other objective criteria. Instead, the number of shares of Common Stock subject to the option was determined in the Committee's discretion based, in part, on the awards made to Mr. Miller in prior fiscal years and its belief that Mr. Miller should continue to have a substantial equity interest in the Company.

         The Board of Directors, acting as the Board and as the Committee, awarded stock options covering 18,000 shares of Common Stock and 21,000 shares of Common Stock, respectively, to Messrs. Garbis and Wannarka during fiscal 1999. The options were granted to Messrs. Garbis and Wannarka as a retention incentive and the size of the awards were determined by dividing each officer's then current annual salary by the then current trading price of the Company's Common Stock. Under the terms of the grants, the options have an exercise price of $7.125 and vest 100% on October 1, 2001--three years from the date of grant. On March 8, 1999 in connection with Mr. O'Brien's employment with the Company, Mr. O'Brien was granted an option covering 10,000 shares of Common Stock. See "Executive Compensation--Stock Options."

         Compensation of Executive Officers Other than CEO. The compensation of each of the executive officers, other than the CEO, generally is determined by the CEO within the context of the Company's compensation policy. The Company's compensation policy includes position descriptions for all non-contract employees including the other executive officers. Each position is assigned a grade level based on competitive salaries for positions with a similar range of responsibilities at companies having comparable annual revenues to those of the Company. The CEO approves all direct report position descriptions and assigned grade levels. The Company's job performance appraisal is by "Management by Objectives," which concentrates on results achieved. Once a year each of the other executive officers and the CEO agree on objectives of the job. Examples of such objectives are financial growth, expense reduction, operating within budget, development and commercialization of quality products, market growth and product and project management.

         During fiscal 1999, the Board of Directors adopted the Meridian Medical Technologies, Inc. Employee Incentive Program. This compensation program was designed to assist the Corporation in attracting, retaining and providing incentives to management employees (other than the CEO) and to promote the identification of their interests with those of the Company's shareholders by providing for the payment of incentive awards subject to the achievement of specified performance goals. No incentive awards were granted under this program in fiscal 1999, as the Company did not meet the target performance goals for fiscal 1999.

         The Committee's philosophy in administering the Company's stock option plans is to afford a broad group of non-contract employees an opportunity to share in the ownership of the Company and the Company's success. Accordingly, the Company historically has granted stock options to a broad class of employees and not limited grants solely to executive officers. The CEO has complete authority to administer the 1997 Plan with respect to all employees other than those subject to Section 16 of the Securities Exchange Act of 1934, as amended ("Exchange Act").


                                     Robert G. Foster
                                     E.Andrews Grinstead, III
                                     David L. Lougee

         Compensation Committee Interlocks and Insider Participation

         The Compensation and Stock Option Committee of the Board of Directors (the "Committee") is comprised of only non-employee directors of the Company. Messrs. Foster, Grinstead and Lougee currently serve as members of the Committee. Mr. Lougee is the Managing Partner of the law firm of Mirick, O'Connell, DeMallie & Lougee. From time to time, attorneys with the firm provide legal services to the Company.

                            BENEFICIAL OWNERSHIP

         Set forth below is a table showing certain information with respect to those persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock, the Named Executives, each director of the Company and all executive officers and directors of the Company as a group as of October 1, 1999.

                                                      Number of Shares
                                                      Beneficially Owned
               Beneficial Owner                   Directly or Indirectly(1)(2)             Percent of Class(3)
               ----------------                   ----------------------------             -------------------

Commonwealth BioVentures Entities                          466,015(4)                             14.8%
4 Milk Street
Portland, ME  04101

Mylan Laboratories, Inc.                                   272,299(5)(6)                           9.0%
P.O. Box 4310
781 Chestnut Ridge Road
Morgantown, West Virginia  26504

EM Industries, Incorporated                                243,476(5)(7)                           8.1%
7 Skyline Drive
Hawthorne, New York  10532

Nomura Holding America Inc.                                204,770(5)(8)                           6.4%
2 World Financial Center, Building B
New York, New York  10281

First Wilshire Securities Management, Inc.                 177,200(5)(9)                           6.0%
600 S Lake Street
Suite 405
Pasadena, California  91106

Internationale Nederlanden                                 174,491(5)(10)                          5.5%
(U.S.) Investment Corporation
135 East 57th Street
New York, New York  10022

Bank of Boston Corp                                        150,303(5)                              5.0%
c/o Bancboston Ventures Inc.
100 Federal Street
Boston, Massachusetts  02110

Bruce M. Dresner                                            41,575                                1.37%

Robert G. Foster(11)                                        61,410(12)                             2.0%

Peter A. Garbis                                              4,043                                  *

E. Andrews Grinstead, III                                   16,400                                  *

David L. Lougee                                             11,768                                  *

James H. Miller                                            259,061(13)                             8.0%

Gerald L. Wannarka                                           3,975                                  *

All directors and executive officers as a                  398,232                                12.0%
group (7 persons)

-------------

 * Less than 1%

(1) Unless otherwise indicated, includes shares held directly by the individual as well as by such individual's spouse, shares held in trust and in other forms of indirect ownership over which shares the individual effectively exercises sole voting and investment power and shares which the named individual has a right to acquire within sixty days of October 1, 1999, pursuant to the exercise of stock options or warrants.

(2) Includes the following number of shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of October 1, 1999: Mr. Dresner, 40,075; Mr. Foster, 21,900; Mr. Garbis, 4,043; Mr.
         Grinstead, 16,400; Mr. Lougee, 11,400; Mr. Miller, 252,262; and Dr. Wannarka, 3,975; and all directors and executive officers as a group, 350, 055.

(3) Based upon 2,994,930 shares of Common Stock outstanding as of the record date, plus shares of Common Stock issuable within 60 days of October 1, 1999 under option or warrant.

(4) Consists of shares and warrants owned by Commonwealth BioVentures IV Limited Partnership (87,540 shares and warrants to purchase 32,842 shares which may be exercised within 60 days) and Commonwealth BioVentures V Limited Partnership (189,651 shares and warrants to purchase 129,914 shares which may be exercised within 60 days) (collectively the "Funds"). Robert G. Foster is President of Commonwealth BioVentures, Inc. ("CBI"), which is the general partner of BioVentures Limited Partnership ("BPLP"), which, in turn, is the general partner of each of the Funds. These numbers exclude certain shares and warrants held by Mr. Foster, held jointly by Mr. Foster and his spouse or children, and held by Mr. Foster in a profit sharing plan with CBI. See footnotes 11 and 12.

(5)      The information set forth in the table above is derived solely from a
         Schedule 13D or 13G or the most recent amendment thereof filed with the Commission.

(6) Includes 43,556 shares of Common Stock subject to presently exercisable warrants.

(7) Includes 29,038 shares of Common Stock subject to presently exercisable warrants.

(8) Includes 204,770 shares of Common Stock subject to presently exercisable warrants.

(9) First Wilshire Securities Management, Inc., an Investment Advisor registered under section 203 of the Investment Advisors Act of 1940, claims sole power to vote or direct the vote with respect to 1,600 shares and sole power to dispose or direct the disposition with respect to 177,200 shares.

(10) Includes warrants to purchase Company Common Stock exercisable for 174,491 shares of non-voting Common Stock, convertible, on a one-for-one basis, into shares of voting Common Stock.

(11) Mr. Foster, a director of the Company, is the President of CBI, which is the general partner of BPLP, which, in turn, is the general partner of each of the Funds. Mr. Foster disclaims beneficial ownership of all shares held by such entities. See footnote 4.

(12) Includes 20,719 of Common Stock held jointly by Mr. Foster with his wife or children, 21,900 shares subject to options exercisable within 60 days and 18,791 shares subject to warrants exercisable within 60 days.

(13) Includes 2,857 shares of Common Stock subject to presently exercisable warrants, but excludes 760 shares of Common Stock held by Mr. Miller's children and grandchildren. Mr. Miller disclaims beneficial ownership of the shares of Common Stock held by his children and grandchildren.

Section 16(a) Beneficial Ownership Reporting Compliance

         During fiscal 1999, to the knowledge of the Company, each of the Company's directors, executive officers and 10% stockholders filed all reports relating to the Common Stock required under Section 16(a) of the Exchange Act.

                              CERTAIN TRANSACTIONS

         The Company is party to a loan agreement providing for a term loan and a revolving credit facility with Internationale Nederlanden (U.S.) Capital Corporation ("ING"), which is an affiliate of Internationale Nederlanden (U.S.) Investment Corporation, which in turn is the beneficial owner of in excess of 5% of the outstanding Common Stock representing warrants received by ING in financing transactions with the Company. See "Beneficial Ownership." The term loan was in an aggregate principal amount of $4.75 million at July 31, 1999, and matures on March 31, 2003. The term loan bears interest at a rate of either the Eurodollar loan rate plus 3.5%; or the greater of the prime rate plus 1.5% or the federal funds rate plus 2.0% (9.5% at July 31, 1999). The Company's line of credit with ING was increased in fiscal 1999 in order to permit the Company to borrow up to a maximum of $8.5 million and bears interest at either the Eurodollar rate plus 3.25%; or the greater of the prime rate plus 1.25% or the federal funds rate plus 1.75% (9.25% at July 31, 1999).

         Nomura Holding America Inc. ("Nomura") owns $15 million aggregate principal amount of senior subordinated notes issued by the Company. The notes mature on April 30, 2005 and bear 12% interest, payable quarterly in arrears. In connection with the transaction, Nomura received warrants to purchase in excess of 5% of the Company's outstanding Common Stock at an exercise price of $11.988 per share. See "Beneficial Ownership." Since their issuance in April 1998, the warrants have been adjusted to reduce the exercise price to $4.6625 per share.

         Dey Laboratories, an affiliate of EM Industries, Inc. ("EM"), a beneficial owner of in excess of 5% of the outstanding Common Stock, is the exclusive distributor of the Company's EpiPen(R) line of auto-injectors. The Company's contract with EM extends until the year 2010, so long as certain minimum quantity requirements are met, and generated revenues of approximately $11.4 million to the Company in 1999. In January 1996, a predecessor to Dey Laboratories provided a non-interest-bearing loan to the Company in the amount of $375,000. The loan is being repaid through a credit per unit of certain product shipments to Dey Laboratories. As of July 31, 1999, the loan balance was approximately $172,000.

                                PERFORMANCE GRAPH

         The following graph shows the cumulative stockholder return on the Company's Common Stock during the five-year period ended July 31, 1999 as compared to (i) an overall stock market index, the NASDAQ (U.S.) Index, and (ii) a peer group index, the S&P Medical Products and Supplies Index. The graph assumes that $100 was invested on August 1, 1994, and the yearly points marked on the horizontal axis correspond to July 31 of the indicated year.






                               [GRAPH OMITTED]






========================================================================================================================
                                         STOCKHOLDER VALUE AT FISCAL YEAR END
------------------------------------------------------------------------------------------------------------------------
                                                  1994        1995        1996         1997        1998         1999
------------------------------------------------------------------------------------------------------------------------
NASDAQ (U.S.) Index                               $100        $140        $153         $226        $266         $380
------------------------------------------------------------------------------------------------------------------------
Meridian Medical Technologies, Inc.               $100         $87        $103          $71        $129          $78
------------------------------------------------------------------------------------------------------------------------
S&P Medical Products & Supplies Index             $100        $156        $177         $273        $342         $390
========================================================================================================================

               PROPOSAL 2 -- RATIFICATION OF INDEPENDENT AUDITORS

         On September 28, 1999, the Board of Directors selected the firm of Ernst & Young LLP as independent auditors of the Company for fiscal year 2000. This nationally known firm has no direct or indirect financial interest in the Company.

         Although not legally required to do so, the Board is submitting the selection of Ernst & Young LLP as the Company's independent auditor for fiscal 2000 for ratification by the stockholders at the Annual Meeting. If a majority of the shares of Common Stock represented in person or by proxy at the meeting is not voted for ratification, the Board will reconsider its appointment of Ernst & Young LLP as independent auditors for the current fiscal year.

         A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he desires to do so. It is anticipated that such representative will be available to respond to appropriate questions from stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS FOR FISCAL 2000.

                                 OTHER BUSINESS

         The Company does not presently know of any matters that will be presented for action at the meeting other than those set forth herein. If other matters properly come before the meeting, proxies submitted on the enclosed form will be voted by the persons named in the enclosed form of proxy in accordance with their best judgment.

                                 ANNUAL REPORTS

         The Company's Annual Report to Stockholders is enclosed with this Proxy Statement. The Company also has filed with the SEC an Annual Report on Form 10-K for the fiscal year ended July 31, 1999. Copies of the Form 10-K are available upon written request to the Company at its principal executive office, 10240 Old Columbia Road, Columbia, Maryland 21046, Attention: Assistant Corporate Secretary and also may be accessed electronically by means of the SEC's home page on the Internet at "http://www.sec.gov." The Form 10-K report and Annual Report to Stockholders are not part of these proxy solicitation materials.

                       2000 ANNUAL MEETING OF STOCKHOLDERS

         It presently is contemplated that the annual meeting of stockholders following fiscal 2000 will be held on or about January 11, 2001. Under the current rules of the Securities and Exchange Commission, in order for any appropriate stockholder proposal to be considered for inclusion in the proxy materials of the Company for the fiscal 2000 annual meeting of stockholders, it must be received by the secretary of the Company no later than July 24, 2000, by certified mail, return receipt requested. In addition, pursuant to Section 2.10 of the Company's Amended and Restated By-Laws, notice of a stockholder proposal or of a nomination by stockholders of individuals for election to the Company's Board of Directors, whether or not such nomination or proposal is proposed to be included in the Company's proxy materials, must be received by the secretary of the Company no later than July 24, 2000, by certified mail, return receipt requested and must be accompanied by a written notice setting forth with particularity the names and addresses of the proponents and all persons acting in concert with the proponent, the names and addresses of the proponent and all persons acting in concert with the proponent as they appear on the Company's books (if they so appear), the class and number of shares of Common Stock of the Corporation beneficially owned by the proponent, a description of the proposal setting forth all material information and other such information as the Board of Directors reasonably determines is necessary or appropriate.

         In addition, the proxies appointed by the Company may exercise discretionary authority when voting on a stockholder proposal properly presented at the Company's 2000 annual meeting of stockholders that is not included in the Company's proxy statement for such meeting if such proposal is received by the Company after July 24, 2000. If notice of such a stockholder proposal is received by the Company on or prior to such date, such proposal is properly presented at the 2000 annual meeting and is not included in the Company's proxy statement for such meeting, the proxies appointed by the Company may exercise discretionary authority if, in such proxy statement, the

Company advises stockholders on the nature of such proposal and how the proxies appointed by the Company intend to vote on such proposal, unless the stockholder submitting such proposal satisfies certain requirements of the Securities and Exchange Commission, including the mailing of a separate proxy statement to the Company's stockholders.

                                       By Order of the Board of Directors


                                       /s/  Tiffany Roebuck
                                       -----------------------------
                                       Tiffany Roebuck
                                       Assistant Corporate Secretary

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

                       MERIDIAN MEDICAL TECHNOLOGIES, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                January 11, 2000


         The undersigned hereby appoints Dennis P. O'Brien and Tiffany Roebuck, and either of them, proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of Meridian Medical Technologies, Inc. (the "Company") that the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company to be held on January 11, 2000, and at any adjournments thereof with all powers the undersigned would possess if personally present, as follows on the reverse side of this proxy card.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED IN
ITEM 1 AND FOR APPROVAL OF THE PROPOSAL LISTED IN ITEM 2. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN.

                    (Continued on Other side, Please Sign and
              Date on Other Side, and Return in Enclosed Envelope)

--------------------------------------------------------------------------------

                              Fold and Detach Here

                                                                                                    ---------------      ----
                                                                                                   | Please mark   |    |    |
                                                                                                   | your votes as |    |    |
                                                                                                   | indicated in  |     ----
                                                                                                   | example       |
                                                                                                    ---------------

Item 1 - Election of James H. Miller and                          Item 2 - Proposal to ratify the appointment of Ernst & Young
Robert G. Foster, each to a three year                            LLP, as auditors for fiscal 2000
term on the Board of Directors


    FOR           Withhold         For All
All Nominees      Authority         Except                                  FOR          AGAINST        ABSTAIN
    ----             ----            ----                                   ----           ----           ----
   |    |           |    |          |    |                                 |    |         |    |         |    |
   |    |           |    |          |    |                                 |    |         |    |         |    |
    ----             ----            ----                                   ----           ----           ----


-----------------------------------------------------


INSTRUCTION:  To withhold authority for either Nominee,           Item 3 - In their discretion, on such other matters as may
mark the "For All Except" box and write the Nominees              properly come before the meeting or adjournment thereof.
name on the above line.


                                                                             Date:                               ,
                                                                                  ------------------------------  ----------

                                                                             -----------------------------------------------
                                                                                                 Signature(s)
                                                                             -----------------------------------------------
                                                                                                 Signature(s)

                                                                               Please sign here personally. Signature of
                                                                               stockholder(s) should correspond directly
                                                                               with name(s) in which shares are registered.
                                                                               If the stock is registered in more than one
                                                                               name, each joint owner or fiduciary should
                                                                               sign personally. Only authorized officers
                                                                               should sign for a corporation.


                                                                                 PLEASE MARK, SIGN, DATE AND RETURN THIS
                                                                                 PROXY CARD PROMPTLY USING THE ENCLOSED
                                                                                 ENVELOPE

-----------------------------------------------------------------------------------------------------------------------------

                                      Fold and Detach Here